Al’vIENDMENT ONE TO AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT This AMENDMENT ONE TO AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT (this “Amendment”), by and between Athene Annuity & Life Assurance Company of New York (f/k/a Presidential Life Insurance Company) (the “Company”) and Athene Asset Management, LP. (f/k/a Athene Asset Management LLC) (“AAM”), is effective as of November 1, 2015, and amends that certain Amended and Restated Investment Management Agreement, dated as of January 1, 2015 (as amended, modified or supplemented from time to time, the “Aareement”), by and between the Company and AAM. Capitalized tenns used but not defined herein shall have the meanings ascribed to such terms in the Agreement. WHEREAS, Schedule 1 of the Agreement sets forth the terms upon which the assets of the Account shall be valued; and WhEREAS, the parties desire to amend Schedule 1 of the Agreement in order to amend the terms upon which the assets of the Account are valued. NOW, THEREFORE, in consideration of the mutual promises and agreements made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows: 1. Amendment to Schedule 1 of the Agreement. (a) The first paragraph of Section 1 (Management fee) on Schedule 1 of the Agreement is hereby deleted and replaced in its entirety with the following paragraph: “In consideration of the services performed under the Agreement, the Company shall pay the Investment Manager a management fee (the “Mana%ement fee”) equal to 0.30% per annum of the month-end net asset value of the Account, calculated by the Investment Manager using the valuations determined in accordance with Section 2 below and paid monthly in arrears.” (b) Section 2 (Valuation) on Schedule 1 shall be amended as follows: a. The existing paragraph of Section 2 on Schedule I shall be amended to add an “a.” immediately before such paragraph; b. The following paragraph “b” shall be added after paragraph “a” of Section 2 (Valuation) on Schedule 1 of the Agreement: “(b) Notwithstanding paragraph (a) of this Section 2 above, upon written notice by Company to the Investment Manager (and until such time as the parties may agree in writing that paragraph (a) of this Agreement should apply), (1) the Company shall be responsible for the valuation of the assets of the Account in accordance with Athene Holding Ltd.’s valuation policies and procedures, which policies and procedures shall have been provided to Investment Manager, (ii) the Company shall ensure such valuation is provided to Investment Manager no less frequently than on a monthly basis, (iii) the Investment Manager may raise objections to the valuation of the assets in the Account (including without limitation, the methodologies used for determining such valuations) solely for purposes of determining the Management Fees and (iv) the parties shall negotiate in good faith to promptly resolve any such objections.” 2. Full force and Effect. Except as specifically modified or amended by the terms of this Amendment, the Agreement and all provisions contained therein are, and shall continue, in full force and effect and are hereby ratified and confirmed. 3. Counterparts. This Amendment may be executed in any number of separate counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. 4. Miscellaneous. This Amendment shall be binding upon the parties and their respective successors and assigns. This Amendment shall be governed by, and construed and enforced in accordance with, the laws in effect in the State of New York. This Amendment shall be deemed to be attached to, amend and become a part of the Agreement and the terms of the Agreement shall be amended, supplemented or modified by the terms of this Amendment as applicable. * * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective on the date first above written. ATHENE ANNUITY & LIFE ASSURANCE COMPANY Of NEW YORK By: __________________________ Iy Hudpr?Siith, III Title: President ATHENE ASSET MANAGEMENT, L.P. By: AAM GP Ltd.. its General Partner By:______ Name: James R. Belardi Title: Chief Executive Officer